EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Geron Corporation for the registration of 50,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the consolidated financial statements of Geron Corporation, Geron Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Geron Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Palo Alto, California
October 26, 2007